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                                                                      EXHIBIT 10

                                           [LETTERHEAD OF CROWELL, WEEDON & CO.]
June 16, 1997

The Board of Directors
SEDA Specialty Packaging Corp.
2501 West Rosecrans Avenue
Los Angeles, California 90059-3510

Gentlemen:

  SEDA Specialty Packaging Corp. ("SEDA" or the "Company"), CCL Industries Inc. ("CCL") and Seawolf Acquisition Corporation ("SEAWOLF"), an indirect wholly owned subsidiary of CCL, contemplate entering into a merger agreement (the "Merger Agreement") and certain related agreements providing for the acquisition of 100% of the Company's common stock and 100% of its outstanding options and warrants to purchase common stock of the Company by SEAWOLF, through a tender offer (the "Tender Offer") and subsequent merger of SEAWOLF into the Company (such merger, collectively with the Tender Offer, the "Transaction"), pursuant to which (a) the shareholders of the issued and outstanding shares of common stock (the "Common Shares") of SEDA, other than Mr. Shawn Sedaghat, would receive US$29.00 per share in cash, (b) the holders of SEDA's outstanding options and warrants, other than Mr. Shawn Sedaghat, would receive the cash difference between US$29.00 per share and the respective per share exercise price of such options and warrants and (c) SEDA would become a wholly owned subsidiary of CCL.

  We understand that it is contemplated that Mr. Shawn Sedaghat would receive for his Common Shares in the Transaction: (a) consideration equal to US$26.00 per share payable: (i) in part, by the issue of securities of SEAWOLF exchangeable under certain circumstances for an aggregate of 1,000,000 Class B non-voting shares of CCL as valued on the Toronto Stock Exchange (the "TSE") for the 20 trading days prior to the announcement of the Transaction (the current trading price of the Class B shares is approximately Cdn$17.00); and
(ii) as to the balance, by cash; and (b) the right to earn additional consideration for his shares (the "Top-Up") as follows: (i) US$1,579,999.50 if SEDA achieves 1997 EBITDA of US$20 million (i.e. US$1.50 per share x 1,053,333 = US$1,579,999.50) plus interest on this amount from the closing date of the Transaction payable at a rate equal to the prime rate of interest quoted by CCL's U.S. Bankers (the "CCL Reference Rate"), (ii) US$1,579,999.50 if 1998 EBITDA is the greater of US$24 million or 20% higher than 1997 actual EBITDA, plus interest on such amounts from the closing date of the Transaction until any such amount is paid, payable at the CCL Reference Rate and
(iii) US$1,579,999.50 if and only if the payment described in (i) was not received and if the aggregate EBITDA for the two fiscal years ended December 31, 1998 is at least US$44 million, plus interest on such amounts from the closing date of the Transaction until any such amount is paid, payable at the CCL Reference Rate. Mr. Shawn Sedaghat will also be subject to separate arrangements with respect to his options to purchase the Company's Common Shares and will enter into a written employment arrangement pursuant to which he will be engaged as the surviving company's Chief Executive Officer.

  You have requested our opinion (the "Opinion") as investment bankers as to the fairness, from a financial point of view, of the consideration (the "Consideration") to be received by the holders of the Common Shares (the "Public Shareholders") in the Transaction. As used herein, Public Shareholders means all holders of the Common Shares other than officers and directors of the Company (including Mr. Shawn Sedaghat),
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Mr. Shapour Sedaghat and Mrs. Pamela Sedaghat. You have not requested, and we therefore do not express, any opinion with respect to the consideration to be received in this Transaction by Mr. Shawn Sedaghat, Mr. Shapour Sedaghat, Mrs. Pamela Sedaghat or any other person or entity other than the Public Shareholders.

  Crowell, Weedon & Co. ("Crowell"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as broker-dealer, we may actively trade the securities of SEDA for our own account or for the accounts of our customers and, accordingly, at any time hold a long or short position in such securities.

  In arriving at our Opinion, we have, among other things, read, reviewed and analyzed: the Merger Agreement; SEDA's Annual Reports on Form 10-K for the three fiscal years ended December 31, 1996; and SEDA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. In addition, we held discussions with certain members of the senior management of SEDA concerning its past and current business operations, present financial condition and future prospects. These discussions included a review of the condition and prospects of the plastic packaging industry in general. We also held discussions with representatives of SEDA's independent certified public accountants, and performed such other inquiries and analyses as we deemed appropriate. In addition, we reviewed the price and volume trading history of the Common Shares; compared the financial position and operations of SEDA with those of certain public companies in the packaging industry which we deemed to be relevant; and reviewed the financial terms of certain recent business combinations in the packaging industry.

  In connection with our Opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided or made available to us by SEDA and other parties for the purpose of this Opinion and do not assume any responsibility for independent verification of such information. We have not conducted nor had conducted for us any evaluation or appraisal of the assets of SEDA. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the plastic packaging industry generally. Our Opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of SEDA since the date of the most recent financial statements that SEDA has made available to us.

  Our Opinion as to fairness is limited to the fairness of the Consideration, from a financial point of view, to the Public Shareholders, and we are not opining in any other respect whatsoever on the terms of the Transaction.

  This Opinion is delivered to you based on your understanding that it is for the benefit and use of the Board of Directors of SEDA in considering the Transaction and that SEDA will not use this Opinion for any other purpose and will not reproduce, disseminate or refer to this Opinion without our prior written consent; provided, however, that this Opinion may be reproduced in full in the filings with the Securities and Exchange Commission and in Tender Offer and proxy materials relating to the Transaction submitted to the Company's shareholders.

  Based upon our review and subject to the foregoing and such other matters as we consider relevant, and in reliance thereon, it is our opinion, as investment bankers, that as of the date hereof the Consideration to be received in the Transaction is fair, from a financial point of view, to the Public Shareholders.

                                          Very truly yours,
                                          /s/ Crowell, Weedon & Co.

                                          Crowell, Weedon & Co.

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